Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

October 19, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OncoSec Medical Incorporated

San Diego, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the incorporation by reference in Registration Statements No. 333-175779 on Form S-1 and Registration Statement No. 333-176537 on Form S-8 of our report dated November 15, 2010, with respect to the July 31, 2010 and 2009 and for the period from February 8, 2008 (date of inception) through July 31, 2010 financial statements of OncoSec Medical Incorporated and subsidiary, included in this Annual Report on Form 10-K for the year ended July 31, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan